Exhibit 10.7

FIRST AMENDMENT TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Amendment is made as of March 4, 2014 by and between Fidus Investment Corporation, a Maryland corporation (the “Company”) and Fidus Investment Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

WHEREAS, the Company and the Advisor are parties to that certain Investment Advisory and Management Agreement (the “Agreement”) dated as of June 21, 2011;

WHERAS, the Agreement remains in full force and effect; and

WHEREAS, the Company and the Advisor desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor hereby agree as follows:

1. Section 3(b)(ii) is restated in its entirety as follows:

(ii) The second part of the Incentive Fee (the “Capital Gains Fee”) shall be calculated and payable in arrears as of the end of each fiscal year (or, upon termination of this Agreement pursuant to Section 9, as of the termination date) based on the Company’s net capital gains, if any on a cumulative basis from the Company’s inception through the end of each fiscal year. For purposes of this Agreement, net capital gains are calculated by subtracting (A) the sum of the Company’s cumulative aggregate realized capital losses and aggregated unrealized capital depreciation from (B) the Company’s cumulative aggregate realized capital gains, if any. If such amount is positive as of the end of the relevant fiscal year, then the Capital Gains Fees for such year shall be equal to 20% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there shall be no Capital Gains Fee for such year. If this Agreement shall terminate as of a date that is not a fiscal-year end, the termination date shall be treated as though it were a fiscal-year end for purposes of calculated and paying a Capital Gains Fee.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

FIDUS INVESTMENT CORPORATION

By:	/s/ CARY L. SCHAEFER
Name:	Cary L. Schaefer
Title:	Chief Financial Officer

FIDUS INVESMENT ADVISOR, LLC

By:	/s/ EDWARD H. ROSS
Name:	Edward H. Ross
Title:	Manager and Chief Executive Officer